A fiscal 2001 Executive Officers Incentive Bonus Plan has been established, with the payments to be made after the close of fiscal 2001. Each Executive Officer will receive a bonus of between zero and 60% of their base salary for fiscal 2000. This payment will be based on the Company achieving pre-established figures for Consolidated Operating Profit (income before interest, taxes, depreciation and amortization) for each of the Core Businesses (Sports and Non-Licensed Confectionery) and Other Businesses (all other). Executive Officers will not receive a bonus if the Company fails to attain a minimum Core Operating Profit regardless of the level of Consolidated Operating Income.